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EXHIBIT 23.1

    INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of
Health Net, Inc.
Woodland Hills, California

    We consent to the incorporation by reference in Registration Statements on Forms S-8 (i) filed on December 4, 1998 and on March 31, 1998, and (ii) No. 333-35193, No. 333-24621, No. 33-74780 and No. 33-90976 of our report dated February 20, 2001, appearing in and incorporated by reference in this Annual Report on Form 10-K of Health Net, Inc. (the "Company") for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP
Los Angeles, California February 20, 2001

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EXHIBIT 23.1